FOR IMMEDIATE RELEASE                             CONTACT: WILLIAM M. BRICKMAN
September 19, 1996                                       (201) 939-34000

                               1ST BERGEN BANCORP
              ANNOUNCES AUTHORIZATION OF STOCK REPURCHASE PROGRAM

     Wood-Ridge, NJ (September 19, 1996) . . . 1st Bergen Bancorp (Nasdaq:
FBER), the holding company for South Bergen Savings Bank, today announced that its Board of Directors had authorized a stock purchase program, subject to approval of the Office of Thrift Supervision ("OTS"). Under the program, the Company will seek to repurchase up to 5% of its outstanding stock, or up to 158,700 shares. Implementation of the stock repurchase program is subject to the granting of a waiver from the OTS to permit the Company to repurchase shares of its stock within one year after consummation of the conversion from the mutual to stock form of ownership by South Bergen Savings Bank, the Company's savings bank subsidiary. Mr. William M. Brickman, the Company's President and Chief Executive Officer, stated that he expected the application for a waiver to be filed with the OTS shortly and that, based on the Company's capital position and results of operation, he was hopeful that the waiver would be granted.

     Headquartered in Wood-Ridge, New Jersey, South Bergen Savings Bank is a federally chartered stock savings bank that conducts business from its headquarters located in Wood-Ridge, New Jersey, and from its branch offices located in East Rutherford and Wanaque, New Jersey. South Bergen Savings Bank's deposits are insured by the Savings Association Insurance Fund (SAIF) of the Federal Deposit Insurance Corporation (FDIC).